Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with “Selected Financial Data” and the historical Consolidated Financial Statements and Notes thereto appearing elsewhere in this Current Report on Form 8-K.

This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. First Industrial, L.P. (the “Operating Partnership”) intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Operating Partnership, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Operating Partnership’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Operating Partnership on a consolidated basis include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of financing, interest rates, competition, supply and demand for industrial properties in the Operating Partnership’s current and proposed market areas, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher-than-expected costs and changes in general accounting principles, policies and guidelines applicable to real estate investment trusts. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Operating Partnership and its business, including additional factors that could materially affect the Operating Partnership’s financial results, is included in the 2005 Annual Report on Form 10-K for the year ended December 31, 2005 in Item 1A, “Risk Factors” and in the Operating Partnership’s other filings with the Securities and Exchange Commission.

First Industrial, L.P. (the “Operating Partnership”) was organized as a limited partnership in the state of Delaware on November 23, 1993. The sole general partner is First Industrial Realty Trust, Inc. (the “Company”) with an approximate 86.8% ownership interest at December 31, 2005. The Company also owns a preferred general partnership interest in the Operating Partnership (“Preferred Units”) with an aggregate liquidation priority of $312.5 million. The Company is a real estate investment trust (“REIT”) as defined in the Internal Revenue Code. The Company’s operations are conducted primarily through the Operating Partnership. The limited partners of the Operating Partnership own, in the aggregate, approximately a 13.2% interest in the Operating Partnership at December 31, 2005.

The Operating Partnership or First Industrial Development Services, Inc. is the sole member of several limited liability companies (the “L.L.C.s”) and the sole stockholder of First Industrial Development Services, Inc., (together with the Operating Partnership and the L.L.C.’s, the “Consolidated Operating Partnership”), the operating data of which is consolidated with that of the Operating Partnership. The Operating Partnership also holds at least a 99% limited partnership interest in First Industrial Financing Partnership, L.P. (the “Financing Partnership”), First Industrial Securities, L.P. (the “Securities Partnership”), First Industrial Mortgage Partnership, L.P (the “Mortgage Partnership”), First Industrial Pennsylvania, L.P. (the “Pennsylvania Partnership”), First Industrial Harrisburg, L.P. (the “Harrisburg Partnership”), First Industrial Indianapolis, L.P. (the “Indianapolis Partnership”), TK-SV, LTD., and FI Development Services, L.P. (together, the “Other Real Estate Partnerships”). The Other Real Estate Partnerships’ operating data is presented on a combined basis, separate from that of the Consolidated Operating Partnership. The Operating Partnership or First Industrial Development Services, Inc., through separate wholly-owned limited liability companies in which it is the sole member, also owns minority equity interests in, and provides asset and property management services to, four joint ventures which invest in industrial properties (the “September 1998 Joint Venture” , the “May 2003 Joint Venture”, the “March 2005 Joint Venture” and the “September 2005 Joint Venture”). The Operating Partnership, through a separate, wholly-owned limited liability company of which the Operating Partnership is also the sole member, also owned a minority interest in, and provided property management services to, a fifth joint venture which invested in industrial properties (the “December 2001 Joint Venture”; together with the September 1998 Joint Venture, the May 2003 Joint Venture, the March 2005 joint Venture and the September 2005 Joint venture; the “Joint Ventures”). During the year ended December 31, 2004, the December 2001 Joint Venture sold all of its industrial properties. The operating data of the Joint Ventures is not consolidated with that of the Consolidated Operating Partnership as presented herein.

The general partners of the Other Real Estate Partnerships are separate corporations, each with at least a .01% general partnership interest in the Other Real Estate Partnerships for which it acts as a general partner. Each general partner of the Other Real Estate Partnerships is a wholly-owned subsidiary of the Company.

The financial statements of the Operating Partnership report the L.L.C.s and First Industrial Development Services, Inc. on a consolidated basis and the Other Real Estate Partnerships and the Joint Ventures are accounted for under the equity method of accounting. Profits, losses and distributions of the Operating Partnership, the L.L.C.s and the Other Real Estate Partnerships are allocated to the general partner and the limited partners, or members, as applicable, in accordance with the provisions contained within the partnership agreements or operating agreements, as applicable, of the Operating Partnership, the L.L.C.s and the Other Real Estate Partnerships.

As of December 31, 2005, the Consolidated Operating Partnership owned 786 in-service industrial properties, containing an aggregate of approximately 61.7 million square feet of gross leasable area (“GLA”). On a combined basis, as of December 31, 2005, the Other Real Estate Partnerships owned 98 in-service industrial properties, containing an aggregate of approximately 8.5 million square feet of GLA. Of the 98 industrial properties owned by the Other Real Estate Partnerships at December 31, 2005, 21 are held by the Financing Partnership, 14 are held by the Securities Partnership, 11 are held by the Mortgage Partnership, 37 are held by the Pennsylvania Partnership, 10 are held by the Harrisburg Partnership, four are held by the Indianapolis Partnership and one is held by TK-SV, LTD.

Management believes the Consolidated Operating Partnership’s financial condition and results of operations are, primarily, a function of the Consolidated Operating Partnership’s and its joint ventures’ performance in four key areas: leasing of industrial properties, acquisition and development of additional industrial properties, redeployment of internal capital and access to external capital.

The Consolidated Operating Partnership generates revenue primarily from rental income and tenant recoveries from long-term (generally three to six years) operating leases of its and its joint ventures’ industrial properties. Such revenue is offset by certain property specific operating expenses, such as real estate taxes, repairs and maintenance, property management, utilities and insurance expenses, along with certain other costs and expenses, such as depreciation and amortization costs and general and administrative and interest expenses. The Consolidated Operating Partnership’s revenue growth is dependent, in part, on its ability to (i) increase rental income, through increasing, either or both, occupancy rates and rental rates at the Consolidated Operating Partnership’s and its joint ventures’ properties, (ii) maximize tenant recoveries and (iii) minimize operating and certain other expenses. Revenues generated from rental income and tenant recoveries are a significant source of funds, in addition to income generated from gains/losses on the sale of the Consolidated Operating Partnership’s and its joint ventures’ properties (as discussed below), for the Consolidated Operating Partnership’s distributions. The leasing of property, in general, and occupancy rates, rental rates, operating expenses and certain non-operating expenses, in particular, are impacted, variously, by property specific, market specific, general economic and other conditions, many of which are beyond the control of the Consolidated Operating Partnership. The leasing of property also entails various risks, including the risk of tenant default. If the Consolidated Operating Partnership were unable to maintain or increase occupancy rates and rental rates at the Consolidated Operating Partnership’s and its joint ventures’ properties or to maintain tenant recoveries and operating and certain other expenses consistent with historical levels and proportions, the Consolidated Operating Partnership’s revenue growth would be limited. Further, if a significant number of the Consolidated Operating Partnership’s or its joint ventures’ tenants were unable to pay rent (including tenant recoveries) or if the Consolidated Operating Partnership or its joint ventures were unable to rent their properties on favorable terms, the Consolidated Operating Partnership’s financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, the Company’s common stock would be adversely affected.

The Consolidated Operating Partnership’s revenue growth is also dependent, in part, on its and its joint ventures’ ability to acquire existing, and acquire and develop new, additional industrial properties on favorable terms. The Consolidated Operating Partnership itself, and through its various joint ventures, continually seeks to acquire existing industrial properties on favorable terms, and, when conditions permit, also seeks to acquire and develop new industrial properties on favorable terms. Existing properties, as they are acquired, and acquired and developed properties, as they lease-up, generate revenue from rental income, tenant recoveries and fees, income from which, as discussed above, is a source of funds for the Consolidated Operating Partnership’s distributions. The acquisition and development of properties is impacted, variously, by property specific, market specific, general economic and other conditions, many of which are beyond the control of the Consolidated Operating Partnership. The acquisition and development of properties also entails various risks, including the risk that the Consolidated Operating Partnership’s and its joint ventures’ investments may not perform as expected. For example, acquired existing and acquired and developed new properties may not sustain and/or achieve anticipated occupancy and rental rate levels. With respect to acquired and developed new properties, the Consolidated Operating Partnership may not be able to complete construction on schedule or within budget, resulting in increased debt service expense and construction costs and delays in leasing the properties. Also, the Consolidated Operating Partnership and its joint ventures face significant competition for attractive acquisition and development opportunities from other well-capitalized real estate investors, including both publicly-traded real estate investment trusts and private investors. Further, as discussed below, the Consolidated Operating Partnership and its joint ventures may not be able to finance the acquisition and development opportunities they identify. If the Company and its joint ventures were unable to acquire and develop sufficient additional properties on favorable terms or if such investments did not perform as expected, the Consolidated Operating Partnership’s revenue growth would be limited and its financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, the Company’s common stock would be adversely affected.

The Consolidated Operating Partnership also generates income from the sale of its and its joint ventures’ properties (including existing buildings, buildings which the Consolidated Operating Partnership or joint ventures have developed or re-developed on a merchant basis and land). The Consolidated Operating Partnership itself, and through its various joint ventures, is continually engaged in, and its income growth is dependent, in part, on systematically redeploying capital from properties and other assets with lower yield potential into properties and other assets with higher yield potential. As part of that process, the Consolidated Operating Partnership and its joint ventures sell, on an ongoing basis, select stabilized properties or land or properties offering lower potential returns relative to their market value. The gain/loss on, and fees from, the sale of such properties are included in the Consolidated Operating Partnership’s income and are a significant source of funds, in addition to revenues generated from rental income and tenant recoveries, for the Consolidated Operating Partnership’s distributions. Also, a significant portion of the Consolidated Operating Partnership’s proceeds from such sales is used to fund the Consolidated Operating Partnership’s acquisition of existing, and the acquisition and development of new, industrial properties. The sale of properties is impacted, variously, by property specific, market specific, general economic and other conditions, many of which are beyond the control of the Consolidated Operating Partnership. The sale of properties also entails various risks, including competition from other sellers and the availability of attractive financing for potential buyers of the Consolidated Operating Partnership’s properties. Further, the Consolidated Operating Partnership’s ability to sell properties is limited by safe harbor rules applying to REITs under the Code which relate to the number of properties that may be disposed of in a year, their tax bases and the cost of improvements made to the properties, along with other tests which enable a REIT to avoid punitive taxation on the sale of assets. If the Consolidated Operating Partnership and its joint ventures were unable to sell properties on favorable terms, the Consolidated Operating Partnership’s income growth would be limited and its financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, the Company’s common stock would be adversely affected.

Currently, the Consolidated Operating Partnership utilizes a portion of the net sales proceeds from property sales, borrowings under its unsecured lines of credit and proceeds from the issuance, when and as warranted, of additional equity securities to finance future acquisitions and developments, and to fund its equity commitments to its joint ventures. Access to external capital on favorable terms plays a key role in the Consolidated Operating Partnership’s financial condition and results of operations, as it impacts the Consolidated Operating Partnership’s cost of capital and its ability and cost to refinance existing indebtedness as it matures and to fund acquisitions, developments and contributions to its joint ventures or through the issuance, when and as warranted, of additional equity securities. The Company’s ability to access external capital on favorable terms is dependent on various factors, including general market conditions, interest rates, credit ratings on the Company’s capital stock and debt, the market’s perception of the Company’s growth potential, the Company’s current and potential future earnings and cash distributions and the market price of the Company’s capital stock. If the Company were unable to access external capital on favorable terms, the Company’s financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, the Company’s common stock would be adversely affected.

CRITICAL ACCOUNTING POLICIES

The Consolidated Operating Partnership’s significant accounting policies are described in more detail in Note 3 to the Consolidated Financial Statements. The Consolidated Operating Partnership believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

•	The Consolidated Operating Partnership maintains an allowance for doubtful accounts which is based on estimates of potential losses which could result from the inability of the Consolidated Operating Partnership’s tenants to satisfy outstanding billings with the Consolidated Operating Partnership. The allowance for doubtful accounts is an estimate based on the Consolidated Operating Partnership’s assessment of the creditworthiness of its tenants.

•	Properties are classified as held for sale when the Consolidated Operating Partnership has entered into a binding contract to sell such properties. When properties are classified as held for sale, the Consolidated Operating Partnership ceases depreciating the properties and estimates the values of such properties and measures them at the lower of depreciated cost or fair value, less costs to dispose. If circumstances arise that were previously considered unlikely, and, as a result, the Consolidated Operating Partnership decides not to sell a property previously classified as held for sale, the Consolidated Operating Partnership will reclassify such property as held and used. The Consolidated Operating Partnership estimates the value of such property and measures it at the lower of its carrying amount (adjusted for any depreciation and amortization expense that would have been recognized had the property been continuously classified as held and used) or fair value at the date of the subsequent decision not to sell. Fair value is determined by deducting from the contract price of the property the estimated costs to close the sale.

•	The Consolidated Operating Partnership reviews its properties on a quarterly basis for possible impairment and provides a provision if impairments are determined. The Consolidated Operating Partnership utilizes the guidelines established under Financial Accounting Standards Board’s Statement of Financial Accounting Standards (“FAS”) No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“FAS 144”) to determine if impairment conditions exist. The Consolidated Operating Partnership reviews the expected undiscounted cash flows of each property to determine if there are any indications of impairment. If the expected undiscounted cash flows of a particular property are less than the net book basis of the property, the Consolidated Operating Partnership will recognize an impairment charge equal to the amount of carrying value of the property that exceeds the fair value of the property. Fair value is determined by discounting the future expected cash flows of the property. The calculation of the fair value involves subjective assumptions such as estimated occupancy, rental rates, ultimate residual value and the discount rate used to present value the cash flows.

•	The Consolidated Operating Partnership is engaged in the acquisition of individual properties as well as multi-property portfolios. In accordance with FAS No. 141, “Business Combinations” (“FAS 141”), the Consolidated Operating Partnership is required to allocate purchase price between land, building, tenant improvements, leasing commissions, intangible assets and above and below market leases. Above-market and below-market lease values for acquired properties are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management’s estimate of fair market lease rents for each corresponding in-place lease. Acquired above and below market leases are amortized over the remaining non-cancelable terms of the respective leases as an adjustment to rental income. The Consolidated Operating Partnership also must allocate purchase price on multi-property portfolios to individual properties. The allocation of purchase price is based on the Consolidated Operating Partnership’s assessment of various characteristics of the markets where the property is located and the expected cash flows of the property.

RESULTS OF OPERATIONS

Comparison of Year Ended December 31, 2005 to Year Ended December 31, 2004

The Consolidated Operating Partnership’s net income available to unitholders was $88.5 million and $102.7 million for the years ended December 31, 2005 and December 31, 2004, respectively. Basic and diluted net income available to unitholders was $1.81 and $1.81 per unit, respectively, for the year ended December 31, 2005, and $2.18 and $2.16 per unit, respectively, for the year ended December 31, 2004.

The tables below summarize the Consolidated Operating Partnership’s revenues, property expenses and depreciation and other amortization by various categories for the years ended December 31, 2005 and December 31, 2004. Same store properties are in service properties owned prior to January 1, 2004. Acquired properties are properties that were acquired subsequent to December 31, 2003. Sold properties are properties that were sold subsequent to December 31, 2003. Properties that are not in service are properties that are under construction that have not reached stabilized occupancy or were placed in service after December 31, 2003 or acquisitions acquired prior to January 1, 2004 that were not placed in service as of December 31, 2003. These properties are placed in service as they reach stabilized occupancy (generally defined as properties that are 90% leased). Other revenues are derived from the operations of the Consolidated Operating Partnership’s maintenance company, fees earned from the Consolidated Operating Partnership’s joint ventures, fees earned for developing properties for third parties and other miscellaneous revenues. Other expenses are derived from the operations of the Consolidated Operating Partnership’s maintenance company and other miscellaneous regional expenses.

The Consolidated Operating Partnership’s future financial condition and results of operations, including rental revenues, may be impacted by the future acquisition and sale of properties. The future revenues and expenses may vary materially from historical rates.

At December 31, 2005 and 2004, the occupancy rates of the Consolidated Operating Partnership’s same store properties were 89.1% and 90.1%, respectively.

	2005	2004	$ Change	% Change
	($ in 000’s)

REVENUES
Same Store Properties	$212,949	$213,742	$(793)	(0.4)%
Acquired Properties	50,864	11,613	39,251	338.0%
Sold Properties	19,273	40,725	(21,452)	(52.7)%
Properties Not Placed in-service	40,779	22,159	18,620	84.0%
Other	19,389	8,768	10,621	121.1%

	343,254	297,007	46,247	15.6%
Discontinued Operations	(44,939)	(52,054)	7,115	(13.7)%

Total Revenues	$298,315	$244,953	$53,362	21.8%

Revenues from same store properties remained relatively unchanged. Revenues from acquired properties increased $39.3 million due to properties acquired subsequent to December 31, 2003. Revenues from sold properties decreased $21.5 million due to properties sold subsequent to December 31, 2003. Revenues from properties not in service increased by approximately $18.6 million due primarily to build-to-suit-for-sale revenues of $16.2 million. Other revenues increased by approximately $10.6 million due primarily to an increase in joint venture fees due to new joint ventures (as discussed further) and assignment fees.

	2005	2004	$ Change	% Change
	($ in 000’s)

PROPERTY EXPENSES
Same Store Properties	$71,972	$68,842	$3,130	4.5%
Acquired Properties	15,079	3,668	11,411	311.1%
Sold Properties	7,051	13,812	(6,761)	(49.0)%
Properties Not Placed in-service	25,252	8,018	17,234	214.9%
Other	11,841	6,355	5,486	86.3%

	131,195	100,695	30,500	30.3%
Discontinued Operations	(15,068)	(17,972)	2,904	(16.2)%

Total Property Expenses	$116,127	$82,723	$33,404	40.4%

Property expenses include real estate taxes, repairs and maintenance, property management, utilities, insurance, other property related expenses and expenses from build to suit development for sale. Property expenses from same store properties increased $3.1 million or 4.5% primarily due to an increase of $.8 million in utility expense attributable to increases in water, gas and electric costs, an increase of $1.1 million in repair and maintenance attributable to increases in snow removal expense and an increase of $.6 million in real estate tax expense. Property expenses from acquired properties increased by $11.4 million due to properties acquired subsequent to December 31, 2003. Property expenses from sold properties decreased by $6.8 million due to properties sold subsequent to December 31, 2003. Property expenses from properties not in service increased $17.2 million due primarily to build-to-suit-for-sale costs of $15.6 million. Other expense increased by $5.5 million due primarily to increases in employee compensation.

General and administrative expense increased by approximately $15.9 million, or 41.0%, due primarily to increases in employee compensation related to compensation for new employees as well as an increase in incentive compensation.

Amortization of deferred financing costs remained relatively unchanged.

	2005	2004	$ Change	% Change
	($ in 000’s)

DEPRECIATION AND OTHER AMORTIZATION
Same Store Properties	$66,785	$62,897	$3,888	6.2%
Acquired Properties	27,011	3,759	23,252	618.6%
Sold Properties	6,075	11,510	(5,435)	(47.2)%
Properties Not in-service and Other	11,154	8,421	2,733	32.5%
Corporate Furniture, Fixtures & Equipment	1,371	1,279	92	7.2%

	112,396	87,866	24,530	27.9%
Discontinued Operations	(14,759)	(14,367)	(392)	2.7%

Total Depreciation and Other Amortization	$97,637	$73,499	$24,138	32.8%

The increase in depreciation and other amortization for same store properties is due to an acceleration of depreciation and amortization on tenant improvements and leasing commissions for tenants who terminated leases early, an acceleration of amortization on in-place lease values related to leases for which the tenants did not renew and a net increase in leasing commissions and tenant improvements paid in 2005 and 2004. Depreciation and other amortization from acquired properties increased by $23.3 million due to properties acquired subsequent to December 31, 2003. Depreciation and other amortization from sold properties decreased by $5.4 million due to properties sold subsequent to December 31, 2003. Depreciation and other amortization for properties not in service and other increased by $2.7 million due primarily to depreciation expense being recognized in 2005 for developments that were substantially completed. Amortization of corporate furniture, fixtures and equipment remained relatively unchanged.

Interest income remained relatively unchanged.

Interest expense increased by $9.7 million due primarily to an increase in the weighted average debt balance outstanding for the year ended December 31, 2005 ($1,687.8 million), as compared to the year ended December 31, 2004 ($1,520.4 million) and an increase in the weighted average interest rate for the year ended December 31, 2005 (6.62%), as compared to the year ended December 31, 2004 (6.60%). This was partially offset by an increase in capitalized interest for the year ended December 31, 2005 due to an increase in development activities.

The Consolidated Operating Partnership recognized a $.08 million gain on the early retirement of debt for the year ended December 31, 2005. This includes $.05 million write-off of financing fees associated with the Consolidated Operating Partnership’s previous line of credit agreement which was amended and restated on August 23, 2005. The gain on early retirement of debt also includes a payment of $.3 million of fees and a write-off of loan premium of $.4 million on a $13.7 million mortgage loan which was assumed by the buyers of the related properties on July 13, 2005. The loss on early retirement of debt of approximately $.5 million for the year ended December 31, 2004 is comprised of the write-off of unamortized deferred financing costs, a loan premium and a prepayment penalty related to the early pay off and retirement of a $4.8 million mortgage loan (the “Acquisition Mortgage Loan XI.”)

The Consolidated Operating Partnership recognized a $.6 million gain related to the settlement/mark-to-market of two interest rate protection agreements that the Consolidated Operating Partnership entered into during 2005 in order to hedge the change in value of a build to suit development project as well as $.2 million in deferred gain that was re-classed out of other comprehensive income relating to a settled interest rate protection agreement that no longer qualified for hedge accounting.

In March 2004, the Consolidated Operating Partnership entered into an interest rate protection agreement which fixed the interest rate on a forecasted offering of unsecured debt which it designated as a cash flow hedge. This interest rate protection agreement had a notional value of $73.5 million. In May 2004, the Consolidated Operating Partnership reduced the projected amount of the future debt offering and settled

$24.5 million of this interest rate protection agreement for proceeds in the amount of $1.5 million which is recognized in net income for the year ended December 31, 2004. In November 2004, the Consolidated Operating Partnership settled an interest rate protection agreement for $.3 million that had been designated as a cash flow hedge of $50.0 million of a forecasted debt issuance. Hedge ineffectiveness in the amount of $.1 million, due to a mismatch in the forecasted debt issuance dates, was recognized in net income. The remaining $.2 million is included in other comprehensive income and was reclassed into net income for the year ended December 31, 2005 as the hedge no longer qualified for hedge accounting.

Income tax benefit increased by $5.8 million due primarily to an increase in general and administrative expense (“G&A”) due to additional G&A costs, which increases the loss from continuing operations, incurred in the year ended December 31, 2005 compared to the year ended December 31, 2004 associated with additional investment activity in the Company’s taxable REIT subsidiary. The increase in the income tax benefit is partially offset by an increase in state tax expense.

Equity in income of Other Real Estate Partnerships increased by $19.0 million primarily due to an increase in gain on sale of real estate.

Equity in income of joint ventures decreased by $32.1 million due primarily to the Company’s allocation of gain from the sale of all the properties in December 2001 joint venture and the Company’s recognition of the deferred gain on its initial sale of certain properties to the December 2001 joint venture recognized in the year ended December 31, 2004.

The $28.9 million gain on sale of real estate for the year ended December 31, 2005 resulted from the sale of nine industrial properties and several land parcels that do not meet the criteria established by FAS 144 for inclusion in discontinued operations. The $15.1 million gain on sale of real estate for the year ended December 31, 2004 resulted from the sale of four industrial properties and several land parcels that do not meet the criteria established by FAS 144 for inclusion in discontinued operations.

The following table summarizes certain information regarding the industrial properties included in discontinued operations by the Consolidated Operating Partnership for the year ended December 31, 2005 and December 31, 2004.

	Year Ended
	December 31,
	2005	2004

Total Revenues	$44,939	$52,054
Operating Expenses	(15,068)	(17,972)
Interest Expense	(373)	(609)
Depreciation and Amortization	(14,759)	(14,367)
Provision for Income Taxes Allocable to Operations	(4,628)	(2,813)
Gain on Sale of Real Estate	102,742	81,806
Provision for Income Taxes Allocable to Gain on Sale	(18,718)	(8,147)

Income from Discontinued Operations	$94,135	$89,952

Income from discontinued operations, net of income taxes, for the year ended December 31, 2005 reflects the results of operations and gain on sale of real estate of $102.7 million relating to 73 industrial properties that were sold during the year ended December 31, 2005, the results of operations from five properties identified as held for sale at December 31, 2005, the results of operations of 54 industrial properties that were sold during the period from January 1, 2006 to June 30, 2006 including those classified as held for sale at December 31, 2005, and the results of operations from 16 industrial properties identified as held for sale at June 30, 2006.

Income from discontinued operations, net of income taxes, for the year ended December 31, 2004 reflects the results of operations of 73 industrial properties that were sold during the year ended December 31, 2005, five properties identified as held for sale at December 31, 2005, industrial properties that were sold during the year ended December 31, 2004, the gain on sale of real estate of $81.8 million from the 86 industrial properties which were sold during the year ended December 31, 2004, the results of operations of 54 industrial properties that were sold during the period from January 1, 2006 to June 30, 2006 including those classified as held for sale at December 31, 2005, and the results of operations from 16 industrial properties identified as held for sale at June 30, 2006.

Comparison of Year Ended December 31, 2004 to Year Ended December 31, 2003

The Consolidated Operating Partnership’s net income available to unitholders was $102.7 million and $110.9 million for the years ended December 31, 2004 and December 31, 2003, respectively. Basic and diluted net income available to unitholders was $2.18 and $2.16 per unit, respectively, for the year ended December 31, 2004, and $2.45 and $2.44 per unit, respectively, for the year ended December 31, 2003.

The tables below summarize the Consolidated Operating Partnership’s revenues, property expenses and depreciation and other amortization by various categories for the years ended December 31, 2004 and December 31, 2003. Same store properties are in service properties owned prior to January 1, 2003. Acquired properties are properties that were acquired subsequent to December 31, 2002. Sold properties are properties that were sold subsequent to December 31, 2002. Properties that are not in service are properties that are under construction that have not reached stabilized occupancy or were placed in service after December 31, 2002 or acquisitions acquired prior to January 1, 2003 that were not placed in service as of December 31, 2002. These properties are placed in service as they reach stabilized occupancy (generally defined as properties that are 90% leased). Other revenues are derived from the operations of the Consolidated Operating Partnership’s maintenance company, fees earned from the Consolidated Operating Partnership’s joint ventures, fees earned for developing properties for third parties and other miscellaneous revenues. Other expenses are derived from the operations of the Consolidated Operating Partnership’s maintenance company and other miscellaneous regional expenses.

The Consolidated Operating Partnership’s future financial condition and results of operations, including rental revenues, may be impacted by the future acquisition and sale of properties. The future revenues and expenses may vary materially from historical rates.

At December 31, 2004 and 2003, the occupancy rates of the Consolidated Operating Partnership’s same store properties were 89.4% and 89.4%, respectively.

	2004	2003	$ Change	% Change
	($ in 000’s)

REVENUES
Same Store Properties	$212,298	$215,026	$(2,728)	(1.3)%
Acquired Properties	41,935	9,895	32,040	323.8%
Sold Properties	18,440	50,982	(32,542)	(63.8)%
Properties Not Placed in-service	15,593	15,915	(322)	(2.0)%
Other	8,741	7,641	1,100	14.4%

	297,007	299,459	(2,452)	(0.8)%
Discontinued Operations	(52,054)	(79,187)	27,133	(34.3)%

Total Revenues	$244,953	$220,272	$24,681	11.2%

Revenues from same store properties remained relatively unchanged. Revenues from acquired properties increased $32.0 million due to properties acquired subsequent to December 31, 2002. Revenues from sold properties decreased $32.5 million due to properties sold subsequent to December 31, 2002. Other revenues increased by approximately $1.1 million due primarily to an increase in third party development and joint venture fees, partially offset by a decrease in assignment fees.

	2004	2003	$ Change	% Change
	($ in 000’s)

PROPERTY EXPENSES
Same Store Properties	$69,071	$71,946	$(2,875)	(4.0)%
Acquired Properties	12,443	3,008	9,435	313.7%
Sold Properties	5,917	16,177	(10,260)	(63.4)%
Properties Not Placed in-service	7,156	5,373	1,783	33.2%
Other	6,108	4,375	1,733	39.6%

	100,695	100,879	(184)	(0.2)%
Discontinued Operations	(17,972)	(24,597)	6,625	(26.9)%

Total Property Expenses	$82,723	$76,282	$6,441	8.4%

Property expenses include real estate taxes, repairs and maintenance, property management, utilities, insurance and other property related expenses. Property expenses from same store properties decreased by approximately $2.9 million primarily due to a decrease in bad debt expense. Property expenses from acquired properties increased by $9.4 million due to properties acquired subsequent to December 31, 2002. Property expenses from sold properties decreased by $10.3 million due to properties sold subsequent to December 31, 2002. Property expenses from properties not in service increased $1.8 million due primarily to an increase in bad debt expense. Other expense increased by $1.7 million due primarily to increases in employee compensation.

General and administrative expense increased by approximately $13.3 million, or 52.0%, due primarily to increases in employee incentive compensation and outside professional service fees.

Amortization of deferred financing costs remained relatively unchanged.

	2004	2003	$ Change	% Change
	($ in 000’s)

DEPRECIATION AND OTHER AMORTIZATION
Same Store Properties	$59,775	$54,756	$5,019	9.2%
Acquired Properties	15,796	3,710	12,086	325.8%
Sold Properties	4,107	10,438	(6,331)	(60.7)%
Properties Not in-service and Other	6,909	4,190	2,719	64.9%
Corporate Furniture, Fixtures & Equipment	1,279	1,222	57	4.7%

	87,866	74,316	13,550	18.2%
Discontinued Operations	(14,367)	(17,603)	3,236	(18.4)%

Total Depreciation and Other Amortization	$73,499	$56,713	$16,786	29.6%

The increase in depreciation and other amortization for the same store properties is primarily due to a net increase in leasing commissions and, building and tenant improvements paid in 2004 and 2003. Depreciation and other amortization from acquired properties increased by $12.1 million due to properties acquired subsequent to December 31, 2002. Depreciation and other amortization from sold properties decreased by $6.3 million due to properties sold subsequent to December 31, 2002. Depreciation and other amortization for properties not in service and other increased by $2.7 million due primarily to depreciation expense being recognized in 2004 for developments that were substantially completed.

Interest income remained relatively unchanged.

In March 2004, the Consolidated Operating Partnership entered into an interest rate protection agreement which fixed the interest rate on a forecasted offering of unsecured debt which it designated as a cash flow hedge. This interest rate protection agreement had a notional value of $73.5 million. In May 2004, the Consolidated Operating Partnership reduced the projected amount of the future debt offering and settled $24.5 million of this interest rate protection agreement for proceeds in the amount of $1.5 million which is recognized in net income for the year ended December 31, 2004. In November 2004, the Consolidated Operating Partnership settled an interest rate protection agreement for $.3 million that had been designated as a cash flow hedge of $50.0 million of a forecasted debt issuance. Hedge ineffectiveness in the amount of $.1 million, due to a mismatch in the forecasted debt issuance dates, was recognized in net income. The remaining $.2 million was included in other comprehensive income and was reclassed into net income for the year ended December 31, 2005 as the hedge no longer qualified for hedge accounting.

Interest expense increased by $3.8 million due primarily to an increase in the weighted average debt balance outstanding for the year ended December 31, 2004 ($1,520.4 million), as compared to the year ended December 31, 2003 ($1,452.0 million). This was partially offset by a decrease in the weighted average interest rate for the year ended December 31, 2004 (6.60%), as compared to the year ended December 31, 2003 (6.61%), and an increase in capitalized interest for the year ended December 31, 2004 due to an increase in development activities.

The $.5 million loss on early retirement of debt for the year ended December 31, 2004 is comprised of the write-off of unamortized deferred financing costs and a prepayment penalty related to the early payoff and retirement of the Acquisition Mortgage Loan XI.

Income tax benefit increased by $2.5 million due primarily to an increase in general and administrative expense (“G&A”), which increases the loss from continuing operations, due to additional G&A costs incurred in 2004 compared to 2003 associated with additional investment activity in the Company’s taxable REIT subsidiary.

Equity in income of Other Real Estate Partnerships decreased by $14.1 million primarily due to the decrease in net operating income as a result of property sales subsequent to December 31, 2003 .

Equity in income of joint ventures increased by $35.3 million due primarily to the Consolidated Operating Partnership’s allocation of gain from the sale of all of the properties in the December 2001 Joint Venture and the Consolidated Operating Partnership’s recognition of the deferred gain on it’s initial sale of properties to the December 2001 Joint Venture in the year ended December 31, 2004.

The $15.1 million gain on sale of real estate for the year ended December 31, 2004 resulted from the sale of four industrial properties and several land parcels that do not meet the criteria established by FAS 144 for inclusion in discontinued operations. The $9.6 million gain on sale of real estate for the year ended December 31, 2003 resulted from the sale of eight industrial properties and several land parcels that do not meet the criteria established by FAS 144 for inclusion in discontinued operations.

The following table summarizes certain information regarding the industrial properties included in discontinued operations by the Consolidated Operating Partnership for the year ended December 31, 2004 and December 31, 2003.

	Year Ended
	December 31,
	2004	2003

Total Revenues	$52,054	$79,187
Operating Expenses	(17,972)	(24,597)
Interest Expense	(609)	(561)
Depreciation and Amortization	(14,367)	(17,603)
Provision for Income Taxes Allocable to Operations	(2,813)	(1,614)
Gain on Sale of Real Estate	81,806	74,797
Provision for Income Taxes Allocable to Gain on Sale	(8,147)	(1,965)

Income from Discontinued Operations	$89,952	$107,644

Income from discontinued operations, net of income taxes, for the year ended December 31, 2004 reflects the results of operations of 73 industrial properties that were sold during the year ended December 31, 2005, the results of operations and gain on sale of real estate of $81.8 million relating to 86 industrial properties that were sold during the year ended December 31, 2004, the results of operations from eight properties identified as held for sale at December 31, 2004, the results of operations of 54 industrial properties that were sold during the period from January 1, 2006 to June 30, 2006 including those classified as held for sale at December 31, 2005, and the results of operations from 16 industrial properties identified as held for sale at June 30, 2006.

Income from discontinued operations, net of income taxes, for the year ended December 31, 2003 reflects the results of operations of 73 industrial properties that were sold during the year ended December 31, 2005, the results of operations of industrial properties that were sold during the year ended December 31, 2004, eight properties identified as held for sale at December 31, 2004, industrial properties that were sold during the twelve months ended December 31, 2003, the gain on sale of real estate of $74.8 million from the 113 industrial properties which were sold during the year ended December 31, 2003, the results of operations of 54 industrial properties that were sold during the period from January 1, 2006 to June 30, 2006 including those classified as held for sale at December 31, 2005, and the results of operations from 16 industrial properties identified as held for sale at June 30, 2006.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2005, the Consolidated Operating Partnership’s cash and cash equivalents, as well as restricted cash, was approximately $21.8 million. Restricted cash is comprised of gross proceeds from the sales of certain industrial properties. These sales proceeds will be disbursed as the Consolidated Operating Partnership exchanges industrial properties under Section 1031 of the Internal Revenue Code.

The Consolidated Operating Partnership has considered its short-term (one year or less) liquidity needs and the adequacy of its estimated cash flow from operations and other expected liquidity sources to meet these needs. The Consolidated Operating Partnership’s 7.0% Notes due in 2006, in the aggregate principal amount of $150 million are due on December 1, 2006 (the “2006 Notes”). The Company expects to satisfy the maturity of the 2006 Notes with the issuance of additional debt. With the exception of the 2006 Notes, the Consolidated Operating Partnership believes that its principal short-term liquidity needs are to fund normal recurring expenses, debt service requirements and the minimum distribution required by the Company to maintain the Company’s REIT qualification under the Internal Revenue Code. The Consolidated Operating Partnership anticipates that these needs will be met with cash flows provided by operating activities.

The Consolidated Operating Partnership expects to meet long-term (greater than one year) liquidity requirements such as property acquisitions, developments, scheduled debt maturities, major renovations, expansions and other nonrecurring capital improvements through the disposition of select assets, the issuance of long-term unsecured indebtedness and additional Units and preferred Units. As of December 31, 2005, approximately $500.0 million of debt securities were registered and unissued under the Securities Act of 1933, as amended. As of March 6, 2006, approximately $300.0 million of debt securities were registered and unissued under the Securities Act of 1933, as amended. As of March 6, 2006, the Consolidated Operating Partnership, through the Operating Partnership, had approximately $212.4 million available in additional borrowings under the 2005 Unsecured Line of Credit I. The 2005 Unsecured Line of Credit I bears interest at a floating rate of LIBOR plus .625% or the Prime Rate, at the Company’s election. The Unsecured Lines of Credit contain certain financial covenants relating to debt service coverage, market value net worth, dividend payout ratio and total funded indebtedness. The Consolidated Operating Partnership’s access to borrowings may be limited if it fails to meet any of these covenants. Also, the Consolidated Operating Partnership’s borrowing rate on its 2005 Unsecured Line of Credit I may increase in the event of a downgrade on the Consolidated Operating Partnership’s unsecured notes by the rating agencies.

The Consolidated Operating Partnership currently has credit ratings from Standard & Poor’s, Moody’s and Fitch Ratings of BBB/Baa2/BBB, respectively. The Consolidated Operating Partnership’s goal is to maintain its existing credit ratings. In the event of a downgrade, management believes the Consolidating Operating Partnership would continue to have access to sufficient capital; however, the Consolidated Operating Partnership’s cost of borrowing would increase and its ability to access certain financial markets may be limited.

Year Ended December 31, 2005

Net cash provided by operating activities of approximately $82.8 million for the year ended December 31, 2005 was comprised primarily of net income of approximately $99.2 million, the net change in operating assets and liabilities of approximately $1.4 million, and net distributions from joint ventures of $.1 million, offset by adjustments for non-cash items of approximately $17.9 million. The adjustments for the non-cash items of approximately $17.9 million are primarily comprised of the gain on sale of real estate of approximately $131.6 million, the effect of the straight-lining of rental income of approximately $7.5 million, and other of $.2 offset by an increase of the bad debt provision of approximately $1.7 million and depreciation and amortization of approximately $119.7 million.

Net cash used in investing activities of approximately $404.7 million for the year ended December 31, 2005 was comprised primarily of the acquisition of real estate, development of real estate, capital expenditures related to the expansion and improvement of existing real estate, an increase in restricted cash that is held by an intermediary for Section 1031 exchange purposes, investments in and advances to the Other Real Estate Partnerships and contributions and investments in the Consolidated Operating Partnership’s joint ventures partially offset by the net proceeds from the sale of real estate, the repayment of mortgage loans receivable, distributions from the Other Real Estate Partnerships and distributions from the Consolidated Operating Partnership’s industrial real estate joint ventures.

During the year ended December 31, 2005, the Consolidated Operating Partnership sold 82 industrial properties comprising approximately 10.7 million square feet of GLA and several land parcels. Gross proceeds from the sales of the 82 industrial properties and several land parcels were approximately $561.6 million.

During the year ended December 31, 2005, the Consolidated Operating Partnership acquired 149 industrial properties comprising approximately 18.4 million square feet of GLA and several land parcels. The purchase price for these acquisitions totaled approximately $690.6 million, excluding costs incurred in conjunction with the acquisition of the industrial properties and land parcels. The Consolidated Operating Partnership also substantially completed the development of five industrial properties comprising approximately 1.8 million square feet of GLA at an estimated cost of approximately $97.5 million.

The Consolidated Operating Partnership, through a wholly-owned limited liability company in which the Operating Partnership is the sole member, contributed approximately $43.3 million to, and received distributions of approximately $6.8 million from, the Operating Partnership’s industrial real estate joint ventures. As of December 31, 2005, the Operating Partnership’s industrial real estate joint ventures owned 316 industrial properties comprising approximately 24.3 million square feet of GLA.

Net cash provided by financing activities of approximately $325.7 million for the year ended December 31, 2005 was comprised primarily from the net proceeds from the exercise of stock options and issuance of common and preferred units, net borrowings under the Consolidated Operating Partnership’s Unsecured Lines of Credit partially offset by the payoff and retirement of senior unsecured debt, general partnership and limited partnership units (“Unit”) and preferred general partnership unit distributions, the repurchase of restricted units and net repayments on mortgage loans payable.

On August 23, 2005, the Consolidated Operating Partnership, through the Operating Partnership, amended and restated its $300.0 million unsecured line of credit (the “Unsecured Line of Credit”), which was due September 28, 2007, and bore interest at a floating rate of LIBOR plus .7%, or the Prime Rate, at the Consolidated Operating Partnership’s election. The amended and restated unsecured line of credit (the “2005 Unsecured Line of Credit”) will mature on September 28, 2008, has a borrowing capacity of $500.0 million, with the right, subject to certain conditions, to increase the borrowing capacity up to $600.0 million and bears interest at a floating rate of LIBOR plus .625%, or the Prime Rate, at the Consolidated Operating Partnership’s election.

On November 8, 2005 and November 18, 2005, the Company issued 600 and 150 Shares, respectively, each representing $.01 par value, Series I Flexible Cumulative Redeemable Preferred Stock, (the “Series I Preferred Stock”), in a private placement at an initial offering price of $250,000 per share for an aggregate initial offering price of $187.5 million. Net of offering costs, the Company received net proceeds of $181.5 from the issuance of the Series I Preferred Stock which were contributed to the Operating Partnership in exchange for Series I Cumulative Preferred Units (the “Series I Preferred Units”) and are reflected in the Consolidated Operating Partnership’s financial statements as general partner preferred unit contribution. Dividends on the Series I Depositary Shares are payable monthly in arrears commencing December 31, 2005 at an initial dividend rate of One-Month LIBOR plus 1.25%, subject to reset on the four-month, six-month and one year anniversary of the date of issuance. With respect to the payment of dividends and amounts upon liquidation, dissolution or winding up, the Series I Preferred Stock ranks senior to payments on the Company’s Common Stock and pari passu with the Company’s Series C Preferred Stock, Series F Preferred Stock and Series G Preferred Stock. Refer to the Subsequent Events Section (hereinafter) for the redemption of the Series I Preferred Stock and Series I Preferred Units.

On November 20, 1997, the Consolidated Operating Partnership, issued $50 million of senior unsecured debt which matured on November 21, 2005 and bore a coupon interest rate of 6.90%, which was the effective interest rate (the “2005 Notes”). On November 21, 2005 the Consolidated Operating Partnership, paid off and retired the 2005 Notes for $50 million plus accrued interest.

On December 9, 2005, the Company issued 1,250,000 shares of $.01 par value common stock (the “December 2005 Equity Offering”). The net proceeds of $48.8 million received from the December 2005 Equity Offering were contributed to the Operating Partnership in exchange for 1,250,000 Units and are reflected in the Operating Partnership’s financial statements as a general partner contribution.

For the year ended December 31, 2005, the Operating Partnership issued 366,472 Units valued, in the aggregate, at $14.7 million in exchange for interests in certain properties. These contributions are reflected in the Consolidated Operating Partnership’s financial statements as limited partner contributions.

During the year ended December 31, 2005, the Company awarded 189,878 shares of restricted common stock to certain employees and 10,164 shares of restricted common stock to certain Directors. The Consolidated Operating Partnership, through the Operating Partnership, issued Units to the Company in the same amount. These shares of restricted common stock had a fair value of approximately $8.4 million on the date of grant. The restricted common stock vests over periods from one to ten years. Compensation expense will be charged to earnings over the respective vesting periods.

For the year ended December 31, 2005, certain employees of the Company exercised 248,881 non-qualified employee stock options. Net proceeds to the Company were approximately $6.7 million. The Consolidated Operating Partnership, through the Operating Partnership, issued 248,881 Units to the Company.

Contractual Obligations and Commitments

The following table lists our contractual obligations and commitments as of December 31, 2005 (In thousands):

		Payments Due by Period
		Less Than
	Total	1 Year	1-3 Years	3-5 Years	Over 5 Years

Operating and Ground Leases*	$40,660	$1,678	$3,185	$3,167	$32,630
Real Estate Development*	93,784	93,784	—	—	—
Long-term Debt	1,823,975	280,026	486,986	147,435	909,528
Interest Expense on Long Term Debt*	858,708	95,641	152,739	137,137	473,191

Total	$2,817,127	$471,129	$642,910	$287,739	$1,415,349

*	Not on balance sheet.

Off-Balance Sheet Arrangements

Letters of credit are issued in most cases as pledges to governmental entities for development purposes or to support purchase obligations. At December 31, 2005 the Consolidated Operating Partnership has $7.6 million in outstanding letters of credit, none of which are reflected as liabilities on the Consolidated Operating Partnership’s balance sheet. The Consolidated Operating Partnership has no other off-balance sheet arrangements other than those disclosed on the previous Contractual Obligations and Commitments table.

Environmental

The Consolidated Operating Partnership incurred environmental costs of approximately $.3 million and $.5 million in 2005 and 2004, respectively. The Consolidated Operating Partnership estimates 2006 costs of approximately $.7 million. The Consolidated Operating Partnership estimates that the aggregate cost which needs to be expended in 2006 and beyond with regard to currently identified environmental issues will not exceed approximately $1.2 million, a substantial amount of which will be the primary responsibility of the tenant, the seller to the Consolidated Operating Partnership or another responsible party. This estimate was determined by a third party evaluation.

Inflation

For the last several years, inflation has not had a significant impact on the Consolidated Operating Partnership because of the relatively low inflation rates in the Consolidated Operating Partnership’s markets of operation. Most of the Consolidated Operating Partnership’s leases require the tenants to pay their share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing the Consolidated Operating Partnership’s exposure to increases in costs and operating expenses resulting from inflation. In addition, many of the outstanding leases expire within six years which may enable the Consolidated Operating Partnership to replace existing leases with new leases at higher base rentals if rents of existing leases are below the then-existing market rate.

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges was 1.3 and 1.2 for the years ended December 31, 2004 and 2003, respectively. For the year ended December 31, 2005, earnings were inadequate to cover fixed charges. The Consolidated Operating Partnership must generate additional earnings of $936 for the year ended December 31, 2005 in order to achieve a coverage ratio of 1:1. The decrease in earnings to fixed charges between fiscal years 2005 and 2004 is primarily due to a decrease in income from continuing operations in fiscal year 2005 due to a decrease in equity in income from joint ventures and an increase in depreciation and amortization expense for fiscal year 2005 as compared to fiscal year 2004 as discussed in “Results of Operations” above. The increase in earnings to fixed charges between fiscal years 2004 and 2003 is primarily due to an increase in income from continuing operations in fiscal year 2004 due to an increase in the equity in income of joint ventures, as discussed in “Results of Operations” above.

Market Risk

The following discussion about the Consolidated Operating Partnership’s risk-management activities includes “forward-looking statements” that involve risk and uncertainties. Actual results could differ materially from those projected in the forward-looking statements.

This analysis presents the hypothetical gain or loss in earnings, cash flows or fair value of the financial instruments and derivative instruments which are held by the Consolidated Operating Partnership at December 31, 2005 that are sensitive to changes in the interest rates. While this analysis may have some use as a benchmark, it should not be viewed as a forecast.

In the normal course of business, the Consolidated Operating Partnership also faces risks that are either non-financial or non-quantifiable. Such risks principally include credit risk and legal risk and are not represented in the following analysis.

At December 31, 2005, $1,353.8 million (approximately 74.7% of total debt at December 31, 2005) of the Consolidated Operating Partnership’s debt was fixed rate debt and $457.5 million (approximately 25.3% of total debt at December 31, 2005) of the Consolidated Operating Partnership’s debt was variable rate debt. Currently, the Consolidated Operating Partnership does not enter into financial instruments for trading or other speculative purposes.

For fixed rate debt, changes in interest rates generally affect the fair value of the debt, but not earnings or cash flows of the Consolidated Operating Partnership. Conversely, for variable rate debt, changes in the interest rate generally do not impact the fair value of the debt, but would affect the Consolidated Operating Partnership’s future earnings and cash flows. The interest rate risk and changes in fair market value of fixed rate debt generally do not have a significant impact on the Consolidated Operating Partnership until the Consolidated Operating Partnership is required to refinance such debt. See Note 6 to the consolidated financial statements for a discussion of the maturity dates of the Consolidated Operating Partnership’s various fixed rate debt.

Based upon the amount of variable rate debt outstanding at December 31, 2005, a 10% increase or decrease in the interest rate on the Consolidated Operating Partnership’s variable rate debt would decrease or increase, respectively, future net income and cash flows by approximately $2.3 million per year. A 10% increase in interest rates would decrease the fair value of the fixed rate debt at December 31, 2005 by approximately $47.3 million, to $1,424.5 million. A 10% decrease in interest rates would increase the fair value of the fixed rate debt at December 31, 2005 by approximately $56.2 million, to $1,528.0 million.

Subsequent Events

On January 3, 2006, the Operating Partnership paid fourth quarter 2005 distributions of $53.906 per Unit Series C Preferred Units, totaling, in the aggregate, approximately $1.1 million; and a monthly distribution of $1,930.243 per Unit on its Series I Preferred Units, totaling, in the aggregate, approximately $1.5 million.

On January 5, 2006, the Consolidated Operating Partnership, through First Industrial Development Services, Inc., settled the interest rate protection agreement entered into in October 2005 with a notional value of $50 million for a payment of $.2 million.

The Company redeemed the Series I Preferred Stock on January 13, 2006 for $242,875.00 per share, and paid a prorated first quarter dividend of $470.667 per share, totaling approximately $.4 million. The Series I Preferred Units were redeemed on January 13, 2006 as well. In accordance with EITF D-42, due to the redemption of the Series I Preferred Units, the initial offering costs associated with the issuance of the Series I Preferred Units of approximately $.7 million will be reflected as a deduction from net income to arrive at net income available to unitholders in determining earnings per Unit for the three months ended March 31, 2006.

On January 10, 2006, the Operating Partnership, issued $200 million of senior unsecured debt which matures on January 15, 2016 and bears a coupon interest rate of 5.75% (the “2016 Notes”). The issue price of the 2016 Notes was 99.653%. Interest is paid semi-annually in arrears on January 15 and July 15. In December 2005, the Operating Partnership also entered into interest rate protection agreements which were used to fix the interest rate on the 2016 Notes prior to issuance. On January 9, 2006 the Operating Partnership settled the interest rate protection agreements for a payment of approximately $1.7 million, which will be included in other comprehensive income. The debt issue discount and the settlement amount of the interest rate protection agreements will be amortized over the life of the 2016 Notes as an adjustment to interest expense. Including the impact of the offering discount and the settlement amount of the interest rate protection agreements, the Operating Partnership’s effective interest rate on the 2016 Notes is 5.91%. The 2016 Notes contain certain covenants, including limitations on incurrence of debt and debt service coverage.

On January 23, 2006, the Operating Partnership paid a fourth quarter 2005 distribution of $.7000 per Unit, totaling approximately $35.8 million.

On January 13, 2006, the Company issued 6,000,000 Depositary Shares, each representing 1/10,000th of a share of the Company’s 7.25%, $.01 par value, Series J Flexible Cumulative Redeemable Preferred Stock (the “Series J Preferred Stock”), at an initial offering price of $25.00 per Depositary Share. The net proceeds from the issuance of the Series J Preferred Stock was contributed to the Operating Partnership in exchange for Series J Cumulative Preferred Units (the “Series J Preferred Units”) and are reflected in the Consolidated Operating Partnership’s financial statements as general partner preferred unit contribution. Dividends on the Series J Preferred Stock, represented by the Depositary Shares, are cumulative from the date of initial issuance and are payable quarterly in arrears. However, during any period that both (i) the depositary shares are not listed on the NYSE or AMEX, or quoted on NASDAQ, and (ii) the Company is not subject to the reporting requirements of the Exchange Act, but the preferred shares are outstanding, the Company will increase the dividend on the preferred shares to a rate of 8.25% of the liquidation preference per year. With respect to the payment of dividends and amounts upon liquidation, dissolution or winding up, the Series J Preferred Stock ranks senior to payments on the Company’s Common Stock and pari passu with the Company’s Series C Preferred Stock, Series F Preferred Stock and Series G Preferred Stock. The Series J Preferred Stock is not redeemable prior to January 15, 2011. However, if at any time both (i) the depositary shares cease to be listed on the NYSE or the AMEX, or quoted on NASDAQ, and (ii) the Company ceases to be subject to the reporting requirements of the Exchange Act, but the preferred shares are outstanding, then the preferred shares will be redeemable, in whole but not in part at the Company’s option, within 90 days of the date upon which the depositary shares cease to be listed and the Company ceases to be subject to such reporting requirements, at a redemption price equivalent to $25.00 per Depositary Share, plus all accrued and unpaid dividends to the date of redemption. On or after January 15, 2011, the Series J Preferred Stock is redeemable for cash at the option of the Company, in whole or in part, at a redemption price equivalent to $25.00 per Depositary Share, or $150,000 in the aggregate, plus dividends accrued and unpaid to the redemption date. The Series J Preferred Stock has no stated maturity and is not convertible into any other securities of the Company.

On March 8, 2006, the Consolidated Operating Partnership declared a first quarter 2006 distribution of $.70 per Unit which is payable on April 17, 2006. The Consolidated Operating Partnership also declared first quarter 2006 preferred unit distributions of $53.906 per Unit on its 8 5/8% Series C Cumulative Preferred Units, totaling, in the aggregate, approximately $1.1 million, which is payable on March 31, 2006; semi-annual dividends of $3,118.00 per Unit on its Series F Preferred Unit, totaling, in the aggregate, approximately $1.6 million, which is payable on March 31, 2006; and semi-annual dividends of $3,618.00 per Unit on its Series G Preferred Unit, totaling, in the aggregate, approximately $.9 million, which is payable on March 31, 2006; and prorated quarterly dividends of $3,927.08 per Unit on its Series J Preferred Unit, totaling, in the aggregate, approximately $2.4 million, which is payable on March 31, 2006.

From January 1, 2006 to March 8, 2006, the Company awarded 303,142 shares of restricted common stock to certain employees and 1,169 shares of restricted common stock to certain Directors. The Operating Partnership issued Units to the Company in the same amount. These shares of restricted common stock had a fair value of approximately $12.0 million on the date of grant. The restricted common stock vests over periods from one to ten years. Compensation expense will be charged to earnings over the respective vesting period.

From January 1, 2006 to March 6, 2006, the Consolidated Operating Partnership acquired 21 industrial properties and several land parcels for a total estimated investment of approximately $142.4 million (approximately $.9 million of Units). The Consolidated Operating Partnership also sold 16 industrial properties including the industrial property that is accounted for as a build to suit development for sale, for approximately $240.1 million of gross proceeds during this period.

Other Events

Subsequent to the filing of the Consolidated Operating Partnership’s annual report on Form 10-K on March 16, 2006, the Consolidated Operating Partnership has revised its consolidated financial statements for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, due to certain provisions of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” that require the Consolidated Operating Partnership to report the results of operations of a property if it has either been disposed or is classified as held for sale in discontinued operations and meets certain other criteria. Accordingly, the Consolidated Operating Partnership has retroactively adjusted its consolidated financial statements for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, to reflect 49 properties that were sold during the period from January 1, 2006 to June 30, 2006 that were not classified as held for sale at December 31, 2005, and 16 properties that were held for sale at June 30, 2006, that met the criteria to be classified as discontinued operations. The effect of the reclassification represents a $7.4 million, $5.0 million, $8.1 million, $6.2 million and $5.7 million decrease in its previously reported income from continuing operations for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, respectively. As a result of the foregoing, Notes 3, 4, 9, 11, 12, 18 (unaudited), and 19 (unaudited) to the consolidated financial statements for the years ended December 31, 2005, 2004 and 2003 have been updated. There is no effect on the Consolidated Operating Partnership’s previously reported net income, financial condition or cash flows.

Subsequent to the filing of the Other Real Estate Partnerships’ audited financial statements as of December 31, 2005 and 2004 and the three years in the period ended December 31, 2005, on March 16, 2006, the Other Real Estate Partnership has revised its consolidated financial statements for the years ended December 31, 2005, 2004, and 2003, due to certain provisions of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” that require the Other Real Estate Partnership to report the results of operations of a property if it has either been disposed or is classified as held for sale in discontinued operations and meets certain other criteria. Accordingly, the Other Real Estate Partnership has retroactively adjusted its consolidated financial statements for the years ended December 31, 2005, 2004, and 2003, to reflect 12 properties that were sold during the six months ended June 30, 2006 that met the criteria to be classified as discontinued operations. The effect of the reclassification represents a $2.6 million, $2.9 million, and $2.8 million decrease in its previously reported income from continuing operations for the years ended December 31, 2005, 2004, and 2003, respectively. As a result of the foregoing, Note 6 to the consolidated financial statements for the years ended December 31, 2005, 2004, and 2003 has been updated. There is no effect on the Other Real Estate Partnerships’ previously reported net income, financial condition or cash flows.

Related Party Transactions

The Consolidated Operating Partnership periodically engages in transactions for which CB Richard Ellis, Inc. acts as a broker. A relative of Michael W. Brennan, the President and Chief Executive Officer and a director of the Company, is an employee of CB Richard Ellis, Inc. For the years ended December 31, 2005 and 2004, this relative received approximately $.3 and $.03 million in brokerage commissions.

Other

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29” (“FAS 153”). The amendments made by FAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have “commercial substance.” FAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of FAS 153 did not have a material effect on the Operating Partnership’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) is an amendment of SFAS 123 and requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements. The cost is required to be measured based on the fair value of the equity of liability instruments issued. SFAS 123(R) also contains additional minimum disclosure requirements that including, but not limited to, the valuation method and assumptions used, amounts of compensation capitalized and modifications made. The effective date of SFAS 123(R) was subsequently amended by the SEC to be as of the beginning of the first interim or annual reporting period of the first fiscal year that begins on or after June 15, 2005, and allows several different methods of transition. The Consolidated Operating Partnership expects to adopt the pronouncement as required on January 1, 2006 using the prospective method and does not believe that the adoption of SFAS 123(R) will have a material impact on its financial position, results of operations or cash flows.

In March 2005, the FASB issued FASB Interpretation (FIN) No. 47, Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143. A conditional asset retirement obligation refers to a legal obligation to retire assets where the timing and/or method of settlement are conditioned on future events. FIN No. 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. The Consolidated Operating Partnership adopted the provisions of FIN 47 in 2005. The adoption of this Interpretation did not have a material impact on the Operating Partnerships’ consolidated financial position, results of operations or cash flows.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (“FAS 154”) which supersedes APB Opinion No. 20, “Accounting Changes” and Statement of Financial Accounting Standards No. 3, “Reporting Accounting Changes in Interim Financial Statements.” FAS 154 changes the requirements for the accounting for and reporting of changes in accounting principle. The statement requires the retroactive application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine either the period specific effects or the cumulative effect of the change. FAS 154 does not change the guidance for reporting the correction of an error in previously issued financial statements or the change in an accounting estimate. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In June 2005, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) regarding EITF 04-05, “Investor’s Accounting for an Investment in a Limited Partnership When the Investor is the Sole General Partner and the Limited Partners Have Certain Rights.” The conclusion provides a framework for addressing the question of when a sole general partner, as defined in EITF 04-05, should consolidate a limited partnership. The EITF has concluded that the general partner of a limited partnership should consolidate a limited partnership unless (1) the limited partners possess substantive kick-out rights as defined in paragraph B20 of FIN 46R, or (2) the limited partners possess substantive participating rights similar to the rights described in Issue 96-16, “Investor’s Accounting for an Investee When the Investor has a Majority of the Voting Interest by the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights.” In addition, the EITF concluded that the guidance should be expanded to include all limited partnerships, including those with multiple general partners. The Operating Partnership adopted EITF 04-05 as of December 31, 2005. The adoption of the EITF had no impact on the Operating partnerships’ results of operations, financial position or liquidity.

In June 2005, the FASB ratified the consensus reached by the EITF regarding EITF 05-6, “Determining the Amortization Period for Leasehold Improvements.” The guidance requires that leasehold improvements acquired in a business combination, or purchased subsequent to the inception of a lease, be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. The guidance is effective for periods beginning after June 29, 2005. EITF 05-6 does not impact the Operating Partnership’s results of operations, financial position, or liquidity.

Item 15.	Exhibits and Financial Statement Schedules

(a) Financial Statements, Financial Statement Schedule and Exhibits

(1&2) See Index to Financial Statements and Financial Statement Schedule on page F-1